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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549



                                     SCHEDULE 13G



                      UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. _____________)*


                             PRINTRAK INTERNATIONAL INC.

                                   (Name of Issuer)


                                     Common Stock

                            (Title of Class of Securities)

                                       74257410

                                    (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  74257410            13G                        Page  2  of  4  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Richard M. Giles
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  / /
     OF A GROUP*                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED KINGDOM
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                                              5,942,600
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                                                   -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                                            6,023,600
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                                               -0-
-------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     6,023,600
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         /X/
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     62.43%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------


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ITEM 1.

    (a)  NAME OF ISSUER:  Printrak International Inc.

    (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              1250 N. Tustin Avenue
              Anaheim, CA  92807

ITEM 2.

    (a)  NAME OF PERSON FILING:  Richard M. Giles

    (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
         1250 N. Tustin Avenue, Anaheim, CA  92807

    (c)  CITIZENSHIP:  United Kingdom

    (d)  TITLE OF CLASS OF SECURITIES:  Common Stock

    (e)  CUSIP NUMBER: 74257410

ITEM 3.

    If this statement is filed pursuant Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

    (a)  / /  Broker or dealer registered under Section 15 of the Act;
    (b)  / /  Bank as defined in Section 3(a)(6) of the Act;
    (c)  / /  Insurance company as defined in Section 3(a)(19) of the Act;
    (d) / / Investment company registered under Section 8 of the Investment Company Act;
    (e) / / Investment advisor registered under Section 203 of the Investment Advisors Act of 1940;
    (f) / / Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund;
    (g) / / Parent holding company, in accordance with Section 240.13d-1(b)(ii)(G);
    (h)  / /  A group, in accordance with Section 240.13d-1(b)(1)(2)(H).

ITEM 4.  OWNERSHIP.

    As of December 31, 1996:

    (a)  Amount beneficially owned: 6,023,600 shares of Common Stock
    (b)  Percent of Class: 62.43%
    (c) The reporting person has sole power to vote or to direct the vote of 5,942,600 shares of Common Stock, and sole power to dispose or to direct the disposition of 6,023,600 shares of Common Stock

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ITEM 5.  OWNERSHIP OF 5% OR LESS OF CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reported person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: / /

ITEM 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.


                                      SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:    February 12, 1997                  By:  /s/ Richard M. Giles
                                                 --------------------------
                                                 Richard M. Giles